Exhibit 99.1

Lionsgate Announces Quarterly Cash Dividend of $0.09 per Common Share
SANTA MONICA, CA, and VANCOUVER, BC, June 8, 2018 - Global content leader Lionsgate (NYSE: LGF.A, LGF.B) today announced that its Board of Directors has approved a quarterly cash dividend of nine cents ($0.09) per each class of its common shares. The dividend is payable on August 9, 2018 to shareholders of record as of June 30, 2018.
ABOUT LIONSGATE
The first major new studio in decades, Lionsgate is a global content platform whose films, television series, digital products and linear and over-the-top platforms reach next generation audiences around the world.  In addition to its filmed entertainment leadership, Lionsgate content drives a growing presence in interactive and location-based entertainment, gaming, virtual reality and other new entertainment technologies.  Lionsgate’s content initiatives are backed by a 16,000-title film and television library and delivered through a global licensing infrastructure.  The Lionsgate brand is synonymous with original, daring and ground-breaking content created with special emphasis on the evolving patterns and diverse composition of the Company’s worldwide consumer base.
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For further information, Investors should contact:
Zaia Lawandow
ZLawandow@lionsgate.com
(310) 255-4921

For Media inquiries, please contact:
Cristina Castañeda
CCastaneda@lionsgate.com
(310) 255-5114

The matters discussed in this press release include forward-looking statements, including those regarding the performance of future fiscal years.  Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films and television series; budget overruns; limitations imposed by our credit facilities and notes; unpredictability of the commercial success of our motion pictures and television programming; risks related to acquisition and integration of acquired businesses; the effects of dispositions of businesses or assets, including individual films or libraries; the cost of defending our intellectual property; technological changes and other trends affecting the entertainment industry; litigation relating to the acquisition of Starz; impact of the Tax Cuts and Jobs Act; other trends affecting the entertainment industry; and the other risk factors as set forth in Lionsgate’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 24, 2018.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.